SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        BEI MEDICAL SYSTEMS COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

                        BEI MEDICAL SYSTEMS COMPANY, INC.

                               100 Hollister Road
                           Teterboro, New Jersey 07608

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 2000

To the Stockholders of BEI Medical Systems Company, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, March 21, 2000 at 2:00 p.m. local time, at the Company's principal executive office located at 100 Hollister Road, Teterboro, New Jersey, for the following purposes:

      1. To elect two directors to hold office until the Annual Meeting of Stockholders in 2003.

      2. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending September 30, 2000.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on January 25, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            Thomas W. Fry
                                            Corporate Secretary

Teterboro, New Jersey
January 27, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        BEI MEDICAL SYSTEMS COMPANY, INC.
                               100 Hollister Road
                           Teterboro, New Jersey 07608

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 March 21, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on March 21, 2000, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's principal executive office located at 100 Hollister Road, Teterboro, New Jersey. The Company intends to mail this proxy statement and accompanying proxy card on or about February 10, 2000, to all stockholders entitled to vote at the Annual Meeting.

      The Distribution: Effective September 27, 1997, the Company, formerly known as BEI Electronics, Inc. ("Electronics"), distributed the outstanding stock of its wholly-owned subsidiary, BEI Technologies, Inc. ("BEI Technologies" or "Technologies"), to its stockholders in a spin-off of its sensors business (the "Distribution"). As a result, the Company's sole remaining direct subsidiary was a medical device business, BEI Medical Systems Company, Inc. ("BMED"). In November 1997, the Company merged BMED into the Company and changed the Company's name to BEI Medical Systems Company, Inc. (the "Merger"). For further information about the Distribution, see BEI Technologies' Form 10 General Form for Registration of Securities as amended (File No. 0-22799), the Company's Form 10-K Annual Report for the fiscal year ended September 27, 1997 (the "1997 10-K") and Note 1 of "Notes to Consolidated Financial Statements" included in the 1997 10-K.

      The Asset Sale: On December 8, 1999, BEI completed the sale of a substantial portion of the assets of the Company to CooperSurgical Acquisition Corp., a Delaware corporation ("CSAC"), for approximately $10.5 million in cash subject to post-closing adjustments, plus assumption of certain liabilities, pursuant to an Asset Purchase Agreement, dated as of October 1, 1999, between the Company and CSAC, as amended (the "Asset Purchase Agreement") (the "Asset Sale"). The assets sold constitute a business of developing, manufacturing, marketing and servicing a broad array of advanced systems and devices for diagnostic and therapeutic procedures in the medical fields of gynecology and gastroenterology. Following the Asset Sale, the Company is focusing exclusively on developing a new therapeutic system, the Hydro ThermAblator(R) (the "HTA"(R)) for treatment of excessive uterine bleeding. For further information about the Asset Sale, see the Company's Proxy Statement for Special Meeting of Stockholders, (File No. 0000929624-99-001921), the Company's Form 10-K Annual Report for the fiscal year ended October 2, 1999 (the "1999 10-K") and Note 1 of "Notes to Consolidated Financial Statements" included in the 1999 10-K.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on January 25, 2000, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 25, 2000, the Company had outstanding and entitled to vote 7,685,521 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 100 Hollister Road, Teterboro, New Jersey 07608, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8, of the Securities and Exchange Commission is October 13, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is December 21, 2000. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   Proposal 1

                              Election of Directors

      The Company's Restated Certificate of Incorporation and By-Laws provide that the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified or until his earlier death, resignation or removal.

      The Board of Directors is presently composed of five members. Two directors are in the class whose term of office expires in 2000. The nominees for election to this class are Mr. Richard W. Turner, who is currently a director and president and chief executive officer of the Company, and Gary D. Wrench, a current director of the Company. If elected at the Annual Meeting, a nominee would serve until the 2003 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The persons nominated for election have agreed to serve if elected, and the Board has no reason to believe that the nominees will be unable to serve.

      Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2003 Annual Meeting

Richard W. Turner

      Mr. Turner, age 53, founded in 1991 what is now the Company as a subsidiary of Electronics. Mr. Turner served as President of that subsidiary from 1991 until it merged into the Company in November 1997, and then as President of the Company until April 1998. He rejoined the Company as President and Chief Executive Officer in January 1999. He has served as a director of the Company since September 1997. Previously President of the Healthcare Group for the Cooper Companies, Mr. Turner has held executive leadership positions in the medical industry for over 20 years, including President and Director of Cooper-LaserSonics, Inc., President of CooperVision Inc., President and Chief Executive Officer/Director for Pancretec, Inc. and President of Kay Laboratories. Mr. Turner holds a B.S. from Old Dominion University and an M.B.A. from Pepperdine University.

Gary D. Wrench

      Mr. Wrench, age 66, has been a director of the Company since 1986. He served as Senior Vice President and Chief Financial Officer of Electronics from July 1993 to September 1997. From April 1985 to July 1993, he served as Vice President of Electronics and President and Chief Executive Officer of Motion Systems Company, Inc., then a wholly owned subsidiary of Electronics that is now a part of Technologies. Previous experience includes 20 years with Hughes Aircraft Company including an assignment as President of Spectrolab, Inc., a Hughes subsidiary. He currently serves as a director of Technologies. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

                    The Board Of Directors Recommends A Vote
                            In Favor Of The Nominees

Director Continuing in Office Until the 2001 Annual Meeting

Lawrence A. Wan

      Dr. Wan, age 61, has been a director of the Company since November 1997. He served as Vice President and Chief Technical Officer of Electronics from July 1990 to September 1997, and is currently Vice President, Corporate Technology. From 1984 until 1990, he served as Vice President, Engineering, of Systron Donner Corporation, and also held various other technical and general management positions with that company between 1979 and 1984. From 1968 through 1979, he served as Chief Executive Officer of Sycom, Inc., a commercial electronics company which he founded. From 1964 to 1968, he worked for Hughes Aircraft Company where he headed the Radar Systems Section of the Hughes Ground Systems Group. In 1962, Dr. Wan and two other professors established an Engineering School at the University of California, Santa Barbara, where he also taught Engineering. Dr. Wan holds B.S., M.S. and Ph.D. degrees in Engineering and Applied Sciences from Yale University.

Directors Continuing in Office Until the 2002 Annual Meeting

Charles Crocker

Mr. Crocker, age 60, a founder of the Company, has served as Chairman of the Board of Directors of the Company since October 1974. Mr. Crocker served as President and Chief Executive Officer of the Company from October 1995 until the Distribution. Mr. Crocker is President and Chief Executive Officer of Technologies. He served as President of Crocker Capital Corporation (a Small Business Investment Company), from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Technologies, Fiduciary Trust Company International, Pope & Talbot, Inc. and KeraVision. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

Dr. Ralph M. Richart

      Dr. Richart, age 66, has been a director of the Company since November 1997 and was a director of BEI Medical Systems Company, Inc. from 1996 until that company's merger into Electronics in November 1997. Dr. Richart is Professor of Pathology in Obstetrics and Gynecology at the Columbia University College of Physicians and Surgeons and Associate Director of Gynecological Pathology and Cytology at the Sloane Hospital for Women in New York City. He served as a Career Research Development Awardee at the Medical College of Virginia before moving to Columbia-Presbyterian Medical Center in 1963. His professional interests have centered around obstetrical and gynecological pathology and cytology with particular emphasis on the study of cervical neoplasia and, more recently, the relationship of the human papillomavirus to lower genital tract neoplasia. He is the past President of the International Gynecologic Cancer Society. He received his medical training at the University of Rochester School of Medicine and Dentistry, and completed his pathology residency in the Harvard Hospitals system.

Board Committees and Meetings

      During the fiscal year ended October 2, 1999, the Board held nine meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

      The Audit Committee meets with the Company's independent accountants at least annually to review the scope and results of the annual audit; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to internal controls, accounting staff and management performance and procedures in connection with audit and financial controls. The Audit Committee currently consists of two non-employee directors:
Mr. Wrench, Chairman of the Committee, and Dr. Richart.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation for the Company's executive officers, awards stock options and restricted stock to eligible executives, employees and consultants under the Company's stock option plan and restricted stock plan, administers the Company's stock option plan and restricted stock plan, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met once during fiscal year 1999. The Compensation Committee consists of two non-employee directors: Mr. Wrench, Chairman of the Committee, and Dr. Wan.

      During the fiscal year ended October 2, 1999, each director except Mr. Turner attended 75% or more of the aggregate of the meetings of the Board and committees on which he served which were held during the period for which he was a director or committee member, respectively.

                                   Proposal 2

           Ratification of Selection of Independent Public Accountants

      The Board of Directors has selected Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. Ernst & Young LLP (including its predecessor, Ernst & Whinney) has audited the Company's financial statements since 1975. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any more in determining whether this matter has been approved.

                    The Board Of Directors Recommends A Vote
                             In Favor Of Proposal 2

                              Security Ownership Of
                    Certain Beneficial Owners And Management

      The following table sets forth certain information regarding the ownership of the Company's Common Stock as of January 10, 2000 by: (i) each director; (ii) each executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                      Beneficial Ownership(l)

                                                  Number of           Percent of
                Beneficial Owner                   Shares              Total (2)

Mr. Charles Crocker(3)                            1,557,904              20.3%
         One Post Street
         Suite 2500
         San Francisco, CA
Hollybank Investment, LP (4)                      1,000,200              13.0%
         One Financial Center, Suite 1600
         Boston, MA
Dimensional Fund Advisors, Inc.(5)                  476,000               6.2%
         1299 Ocean Avenue
         Penthouse
         Santa Monica, CA
SoGen International Fund, Inc.(6)                   400,000               5.2%
         1221 Avenue of the Americas
         8th Floor
         New York, NY 10020

Mr. Samuel Dickstein(7)                              60,457                 *
Mr. Thomas W. Fry(7)                                 62,270                 *
Dr. Ralph M. Richart(7)                             105,161               1.4%
Mr. Richard W. Turner(7)                            375,012               4.7%
Dr. Lawrence A. Wan(7)                               26,283                 *
Mr. Gary D. Wrench(7)(8)                            103,389               1.3%
All executive officers and directors
         as a group (7 persons)(9)                2,290,476              28.0%

*     Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 7,685,707 shares outstanding on January 10, 2000, adjusted as required by rules promulgated by the Commission.

(3) Includes 400,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 54,936 shares held in a trust of which Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

(4) Represents shares held by Hollybank Investments, LP ("Hollybank") which has the sole power to vote and dispose of the shares held by it and includes 161,200 shares held by Dorsey R. Gardner, general partner of Hollybank, who has the sole power to vote and dispose of his shares. Mr. Gardner, as general partner of Hollybank, may be deemed to beneficially own shares held by Hollybank. Except to the extent of his interest as a limited partner in Hollybank, Mr. Gardner disclaims such beneficial ownership.

(5) Dimensional Fund Advisors Inc. ("Dimensional'), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 476,000 shares of the Company's stock as of September 30, 1999. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(6) SoGen International Fund, Inc. shares with Societe Generale Asset Management Corp. the power to vote and dispose of all shares held by it.

(7) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Dickstein, 44,667 shares; Mr. Fry, 20,899 shares; Mr. Turner, 375,012 shares; Dr. Wan, 10,000 shares; Mr. Wrench 41,371 shares; and all executive officers and directors as a group, 491,949 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: shares; Dr. Wan, 3,570 shares; Mr. Wrench, 6,300 shares; and all executive officers and directors as a group, 9,870 shares.

(8) Includes 45,276 shares held in a revocable trust of which Mr. Wrench and his wife, Jacqueline Wrench, are beneficiaries and sole trustees. Mr. and Mrs. Wrench, acting alone, each has the power to vote and dispose of such shares. Also includes 16,743 shares which Mr. Wrench, acting alone, has power to vote and dispose of.

(9)   Includes the shares described in the Notes above, as applicable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 2, 1999, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                             Executive Compensation

Compensation of Directors

      During the fiscal year ended October 2, 1999, Dr. Wan and Mr. Wrench, as non-employee directors, each received a monthly fee of $1,000 and a fee of $500 for each Board meeting attended and for each committee meeting attended as a committee member and a fee of $250 for each telephonic Board or committee meeting in which such director participated. In the fiscal year ended October 2, 1999, the total compensation paid to non-employee directors, excluding Mr. Crocker, for services as directors was $30,000. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

      In December 1999, Mr. Wrench was awarded a $10,000 bonus payment related to his contributions toward the completion of the Asset Sale

      In fiscal year 1998, a nonstatutory stock option to purchase 20,000 shares of the Company's Common Stock was issued to Dr. Wan in connection with his agreement to serve as a director of the Company. On December 14, 1998, the stock option was repriced and reissued at an exercise price of $1.625. The closing price of the Company's Common Stock on the Nasdaq National Market System on December 14, 1998, was $1.625.

      In March 1998, the Company entered into a consulting agreement with Dr. Richart under which he would assist with medical research and clinical information. In consideration for these services, the Company granted Dr. Richart 50,000 shares of the Company's Common Stock pursuant to the terms of the Company's 1992 Restricted Stock Plan, as amended. Of the shares granted, 19,996 vested immediately upon issuance with the balance vesting ratably from October 1998 through March 2000. Unvested shares will be forfeited by Dr. Richart should he cease to render services to the Company for any reason other than due to retirement, disability or death. The fair market value of the shares at September 24, 1998, the date of the award, was $96,875, based upon the closing price of the stock as reported by the Nasdaq National Market System on that date. The agreement also provides for commissions to be paid to Dr. Richart on sales of the HTA in the Far East and Latin America territories at the rate of $1,000 per unit and for a 2% commission to be paid on certain disposable units sold. In fiscal year 1999, the Company paid Dr. Richart $2,057 for commission on shipments made in fiscal year 1998 and $9,233 is payable for shipments made in fiscal year 1999. In addition, Dr. Richart provides consulting services to the Company pursuant to an agreement under which he is paid a fee of $1,000 per day of service. In the fiscal year ended October 2, 1999, Dr. Richart provided no services and the Company was not obligated to pay any fees under this agreement.

      Mr. Crocker serves as Chairman of the Board of Directors of the Company at an annual compensation of $50,000 per year plus reimbursement for expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Compensation of Executive Officers

                           SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                             Annual Compensation(1)     Compensation Awards

                                                                                   Securities    All other
                                                                      Restricted   Underlying     Compen-
            Name and                         Salary        Bonus     Stock Awards  Options (4)   sation(7)
       Principal Position         Year         ($)          ($)           ($)          (#)           $
Mr. Herbert H. Spoon
   Former President and           1999       138,542            --           --          --        3,599
   Chief Executive Officer(5)     1998        87,217            --    232,500(3)     95,000       21,051

Mr. Richard W. Turner             1999       238,094 (2)    90,000           --      95,000        5,044
   President and                  1998       181,387 (2)        --           --     409,403        4,244
   Chief Executive Officer(6)     1997       218,490 (2)        --           --          --        5,754

Mr. Thomas W. Fry
   Vice President,                1999       160,813        50,000           --      41,750        4,816
   Finance and Administration,    1998       140,836        15,000           --      17,024        4,314
   Treasurer and Secretary        1997       138,333        13,500           --          --        3,741

Mr. Samuel Dickstein
   Vice President,
   New Business Development       1999       138,038        40,000           --      27,625        4,461
   and Technology                 1998       120,003         7,500           --      43,479        4,486

(1) As permitted by rules promulgated by the Commission, no amounts are shown for "Other Annual Compensation" because no Named Executive Officer received perrequisites in an amount exceeding the lesser of 10% of salary plus bonus or $50,000.

(2) Includes amounts earned but deferred at the election of Mr. Turner pursuant to the Company's Retirement Savings Plan of $58,094, $21,146 and $28,698 in fiscal years 1999, 1998 and 1997, respectively.

(3) Represents the dollar value of shares awarded, calculated by multiplying the market value based on the closing sales price on the date of grant by the number of shares awarded. The restrictions on awards of restricted stock lapse with respect to 25% of the total number of shares per year on the first, second, third and fourth anniversaries of the date of grant. In fiscal 1999, Mr. Spoon's employment terminated and he forfeited 75%, or 90,000, of the shares that had been awarded to him. At October 2, 1999, the aggregate holdings and value of restricted stock of Mr. Spoon (based on the number of shares held at fiscal year-end multiplied by the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market System on October 2, 1999) was 30,000 shares valued at $43,175.

(4) Fiscal year 1999 options include repriced options issued in replacement of options issued in fiscal year 1998 to purchase 15,000, 8,750, and 7,625 shares for Mr. Turner, Mr. Fry, and Mr. Dickstein, respectively. Fiscal year 1998 includes options to purchase shares of the Company's Common Stock granted to Named Executive Officers in exchange for options to purchase the Common Stock of the Company's former subsidiary, BMED, in connection with the merger of that subsidiary into the Company in the amount of 394,433, 8,274 and 35,854 shares for Mr. Turner, Mr. Fry, and Mr. Dickstein, respectively.

(5) Mr. Spoon was the Company's President and Chief Executive Officer from April 1998 to January 1999. He continued as an employee of the Company through October 1999 when his employment with the Company terminated.

(6) Mr. Turner was the Company's President and Chief Executive Officer from September 1997 through March 1998. He remained an employee of the Company and in January 1999 returned to the position of President and Chief Executive Officer.

(7)   Includes $2,425, $4,186, $3,335 and $3,081, paid in fiscal year 1999 to
      Messrs. Spoon, Turner, Fry and Dickstein, respectively; $438, $3,246, $3,231 and $3,050 paid in fiscal year 1998 to Messrs. Spoon, Turner, Fry and Dickstein, respectively; and $3,721 and $2,482 paid in fiscal year 1997 to Messrs. Turner and Fry, respectively; as a normal contribution pursuant to the Company's Retirement Savings Plan. Includes $20,000 paid to Mr. Spoon as a relocation bonus in fiscal year 1998. The remaining sum for each of the persons listed is attributable to premiums paid by the Company for group term life insurance.

                        Stock Option Grants and Exercises

      The Company grants options to its executive officers and key employees under the Company's Amended 1987 Stock Option Plan (the "Amended Plan"). The Company may grant both incentive and non-statutory stock options to employees as well as grant stock options to non-employee consultants to the Company. The Amended Plan provides for the grant of options to purchase up to 2,100,000 shares of common stock, and expires on January 15, 2007. As of January 10, 2000, options to purchase a total of 1,106,255 shares had been granted and were outstanding under the Amended Plan and options to purchase 381,499 shares remained available for grant.

      The following tables show for the fiscal year ended October 2, 1999, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers.

                        Option Grants in Fiscal Year 1999

                                 % of Total
                    Number of      Options/                 Market                         Potential Realizable Value at
                   Securities    Granted to   Exercise      Price at                    Assumed Annual Rates of Stock Price
                   Underlying     Employees    or Base      Date of                       Appreciation for Option Term (3)
                Options Granted   in Fiscal     Price        Grant      Expiration
      Name           (#) (1)       Year (2)    ($/Sh)        ($/Sh)        Date            0%         5%           10%
Mr. Turner            15,000          3.9%     1.6250(4)     1.6250      11/19/07          --       15,329        38,847
                      80,000         20.9%     1.4375        1.4375      3/24/09           --       85,454       225,491

Mr. Fry                8,750          2.3%     1.6250(4)     1.6250      11/19/07          --        8,942        22,661
                      33,000          8.6%     1.6250        1.6250      12/16/08          --       33,724        85,464

Mr. Dickstein          7,625          2.0%     1.6250(4)     1.6250      11/19/07          --       19,181        48,609
                      20,000          5.2%     1.6250        1.6250      12/16/08          --        7,792        19,747

(1) Options generally vest monthly over a four-year period. The options will fully vest upon a change of control, as defined in the Amended Plan. The Board of Directors may reprice the options under the terms of the Amended Plan.

(2) Based upon options to purchase 382,447 shares issued to employees in fiscal year 1999. Does not include options to purchase 215,308 shares issued to non-employee directors and consultants in fiscal year 1999.

(3) The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciated at the indicated rate, compounded annually for the entire term of the option and that the option is exercised solely on the last day of its term for the appreciated price. These amounts represent certain assumed rates of appreciation, less the exercise or base price, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) On December 14, 1998, options representing the right to purchase 102,847 shares of the Company's Common Stock at exercise prices ranging from $3.7437 to $4.00, which had originally been granted on November 4, 1997, and November 20, 1997, were repriced to $1.625 per share, an amount equal to the fair market value of the Company's stock at that time. Of the options subject to the repricing, options granting the right to purchase 31,375 shares of the Company's Common Stock were held by Named Executive Officers. Optionees who chose to surrender their old options for the repriced options agreed to relinquish the right to exercise the repriced options for a period of six months.

    Aggregated Options Exercised in Last Fiscal Year and FY-End Option Values

                                                                         Number of Securities
                                                                              Underlying        Value of Unexercised
                                                                          Unexercised Options   In-the-Money Options
                                                                             at FY-End (#)          at FY-End ($)
                           Shares Acquired on        Value Realized          Exercisable/           Exercisable/
          Name                Exercise (#)                ($)              Unexercisable (1)      Unexercisable (2)
Mr. Spoon                          --                      --                    23,750 /                    0 /
                                                                                      0                      0

Mr. Turner                         --                      --                   371,262 /              382,524 /
                                                                                118,141                 19,886

Mr. Fry                            --                      --                    10,462 /                9,313 /
                                                                                 39,562                      0

Mr. Dickstein                      --                      --                    37,760 /               40,357 /
                                                                                 25,719                      0

(1)   Includes both in-the-money and out-of-the money options.

(2) The fair market value of the underlying shares on the last day of the fiscal year, October 2, 1999, less the exercise or base price. "Out-of-the-money" options are ignored.

                              Employment Agreements

      The employment agreement between Mr. Turner and the Company dated October 7, 1999, provides that Mr. Turner is entitled to full salary and all other benefits for a minimum period equal to the time he is subject to any restriction contained in the Noncompetition Agreement (the "NCA") between Mr. Turner and CSAC, (a period ending December 8, 2002). In the event Mr. Turner leaves the employ of BEI before termination of the restrictions under the NCA, he will be entitled to receive from BEI at a minimum the same salary and benefits for the remaining term of the restrictions under the NCA. However, if Mr. Turner leaves the employ of BEI before the end of the restrictions under the NCA and finds other employment, BEI's obligations to pay salary and bonus will be reduced by the salary and bonus Mr. Turner receives from such other employment. The Company has also agreed: (i) not to terminate Mr. Turner's employment without cause under the NCA, and (ii) to accelerate vesting of all of Mr. Turner's options to purchase Common Stock of the Company upon termination of his employment.

      The employment agreement between the Company and Mr. Fry, Vice President, Finance and Administration, Secretary and Treasurer of the Company, provides that if Mr. Fry is terminated by the Company or terminates his employment with the Company for good reason, as defined in the employment agreement, he will receive from the Company his thencurrent full-time compensation for 12 months after such termination.

           Compensation Committee Interlocks and Insider Participation

      As noted above, during fiscal year 1999, the Compensation Committee consisted of Dr. Wan and Mr. Wrench. In connection with and effective upon the Distribution, Dr. Wan resigned as Vice President, Corporate Technology, of the Company and Mr. Wrench resigned as the Senior Vice President and Chief Financial Officer of the Company. Each continues to serve the Company as a member of the Board of Directors.

         Report of the Compensation Committee of the Board of Directors
                          On Executive Compensation(1)

      The Compensation Committee (the "Committee") is composed of two non-employee directors. The current members of the Committee are Mr. Wrench and Dr. Wan. The Committee is responsible for, among other things, recommending the compensation of executive officers, including any stock-based awards to such individuals under the Amended Plan and the 1992 Restricted Stock Plan (collectively, the "Plans").

Executive Compensation Principles

      The Committee seeks to compensate executive officers in a manner designed to achieve the primary goal of the Company's stockholders: increased stockholder value. In furtherance of this goal, the Committee determines a compensation package that takes into account both competitive and performance factors. Annual compensation of Company executives is comprised of salary and bonus, an approach consistent with the compensation programs of similar companies. A portion of the compensation of each executive officer is contingent upon the Company's performance. Cash bonuses may vary significantly for an individual from year to year, and may vary among the executive officers. Another component of compensation of the executive officers is incentive stock options , which vest over a multi-year period. Restricted stock grants, subject to multi-year vesting, having less frequently been a part of the compensation of some of the executive officers.

Base Salary

      The Committee reassessed salaries for last three fiscal quarters of fiscal year 1999 in March 1999 for all executive officers. In adjusting the base salaries of the executive officers, the Compensation Committee examined both competitive market rates and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Committee reviewed an independent survey of base salaries paid by other medical device development stage companies of comparable size. In many instances, assessment of qualitative factors necessarily involves a subjective assessment by the Committee. In determining salary adjustments for executive officers other than Mr. Turner for fiscal year 1999, the Committee relied primarily on the evaluations and recommendations of Mr. Crocker and Mr. Turner of each officer's responsibilities for fiscal year 1999 and performance during fiscal year 1998.

      At its meeting in March 1999, the Committee approved base compensation increases effective January 1, 1999, for the Named Executive Officers other than Mr. Spoon and Mr. Turner as follows: Mr. Fry and Mr. Dickstein by 5.0% and 3.0%, respectively, each effective retroactive to January 1999.

Management Incentive Bonus

      In fiscal year 1999, the Company had a Management Incentive Bonus Plan under which members of management were eligible to receive cash bonuses based on the achievement of specific operating results established at the beginning of the fiscal year. In December 1999 the Company's Board awarded bonus payments to Mr. Fry of $15,000 and to Mr. Dickstein of $7,500 their contributions to achievement of operating results in for fiscal year 1999. In addition, in December 1999 Mr. Fry and Mr. Dickstein received bonus payments related to their contributions toward the completion of the Asset Sale of $35,000 and $32,500 respectively.

Chief Executive Officer Compensation

      In general, the factors utilized in determining Mr. Turner's compensation were similar to those applied to other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of Mr. Turner's potential earnings is subject to consistent, positive, long-term performance of the Company.

      In January 1999, Mr. Turner agreed to return to the position of President and Chief Executive Officer of the Company, from which he had resigned in March 1998, although he had continued to be employed by the Company in the interim. The Committee increased his base compensation rate to $180,000 effective for the period from January 15, 1999 through April 15, 1999 and to $250,000 effective April 15, 1999.

      In December 1999, the Board of Directors awarded Mr. Turner a bonus of $10,000 for fiscal 1999. In addition Mr. Turner received a bonus of $80,000 for his contribution to completion of the Asset Sale.

Option Repricing Information

      The following table shows certain information concerning the repricing of options received by the Named Executive Officers during the last ten years.

                            Ten year Option Repricing

                                                     Number of                                                 Length of
                                                     Securities     Market Price    Exercise                    Original
                                                     Underlying     of Stock at     Price at       New           Option
                                        Date of      Options          Time of       Time of      Exercise    Term Remaining
               Name and                  Option      Repriced        Repricing     Repricing      Price        at Date of
          Principal Position           Repricing          #              $            ($)          ($)         Repricing
Mr. Richard W. Turner
     President and
     Chief Executive Officer           12/14/98         15,000         $1.625        $4.00        $1.625        8.9 years

Mr. Thomas W. Fry
     Vice President,
     Finance and Administration,
     Treasurer and Secretary           12/14/98          8,750          1.625         4.00         1.625        8.9 years

Mr. Samuel Dickstein
     Vice President,
     New Business Development
     and Technology                    12/14/98          7,625          1.625         4.00         1.625        8.9 years

      In December 1998, The Board of Directors determined that it would be in the best interests of the Company to restore the incentive for optionees who were currently employees, directors or consultants of the Company in order to encourage them to remain as service providers of the Company and to exert their maximum efforts on behalf of the Company by repricing the options so that the per share exercise price of the repriced options reflected the current fair market value of the Company's common stock.

Long-Term Incentives

      The Company has equity incentive plans in place to enable the alignment of the interests of stockholders and management by creating incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of a stock option or restricted stock award to be granted to an executive officer, the Committee takes into account the officer's position, level of responsibility within the Company, existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer's services to the Company, the competitiveness of the officer's overall compensation arrangements and the performance of the officer. Based on a review of this mix of factors, in December 1998, the Committee awarded incentive stock options to Mr. Turner (15,000 shares), Mr. Fry (33,000 shares) and Mr. Dickstein (20,000 shares) and in March 1999, awarded incentive stock options to Mr. Turner (80,000 shares). All such options are subject to vesting.

          Gary D. Wrench                            Lawrence A. Wan

----------
(1) This Section is not "soliciting material", is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                     Performance Measurement Comparison (1)

      The following graph shows the value of an investment of $100 on September 30, 1994, in cash of (i) the Company's Common Stock, (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (iii) the CRSP Total Return Industry Index for Nasdaq Non-Financial Companies. All values assume reinvestment of the full amount of all dividends and are calculated as of the last trading day of the applicable fiscal year of the Company(2):

                               [GRAPHIC OMITTED]

----------
(1) This Section is not "soliciting material", is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)   Fiscal year ending on the Saturday nearest September 30.

                              Certain Transactions

      The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company's By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                           By Order of the Board of Directors

                                           Thomas W. Fry
                                           Corporate Secretary

January 27, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 2, 1999, is available without charge upon written request to: Investor Relations, BEI Medical Systems Company, Inc., 100 Hollister Road, Teterboro, NJ 07608.